SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 29, 2007
Date of Report
(Date of earliest event reported)

A.P. PHARMA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-33221	94-2875566
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Saginaw Drive
Redwood City, California  94063

(Address of principal executive offices) (Zip code)

(650) 366-2626
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, on October 9, 2006, Michael O'Connell began a temporary leave of absence for medical reasons as the President and Chief Executive Officer of A.P. Pharma, Inc. (the "Company").  Effective that same date, the Company's Board of Directors appointed Gregory Turnbull, formerly an independent director of the Company, to serve as President and Chief Executive Officer.

On May 29, 2007, Mr. O’Connell returned from his leave of absence to serve as the Company’s Chief Operating Officer.  Effective June 1, 2007, Mr. O’Connell will assume additional responsibility as the Company’s Chief Financial Officer (principal financial officer and principal accounting officer).  On June 1, 2007, Mr. Whiteford, current Vice President, Finance and Chief Financial Officer, will complete his interim service to the Company.  Prior to his leave of absence, Mr. O’Connell had served as the Company’s President and Chief Executive Officer and as a member of the Board of Directors since August 2000.  Mr. Turnbull will continue to serve as the Company’s President and Chief Executive Officer.

In connection with his employment as the Company’s Chief Operating Officer and Chief Financial Officer, Mr. O’Connell will receive annual base salary of $285,000 and he will be eligible to receive an annual bonus of up to 35% of his base salary.  The Company and Mr. O’Connell have not entered into a written agreement setting forth the terms of Mr. O’Connell’s employment as the Chief Operating Officer and Chief Financial Officer; however, the Company and Mr. O’Connell have amended Mr. O’Connell’s March 23, 2005 amended and restated retention and non-competition agreement to conform with the newly-promulgated technical provisions of the Treasury Regulations under Section 409A of the Internal Revenue Code.

Item 9.01 Financial Statements and Exhibits
(d)   Exhibits

Exhibit 99.1  May 25, 2007 amendment to Amended and Restated Retention and Non-Competition Agreement between A.P. Pharma, Inc. and Michael P.J. O’Connell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.P. PHARMA, INC.

Date: May 30, 2007	By:	/s/ Gregory Turnbull
Name: Gregory Turnbull
Title: President and Chief Executive Officer